Exhibit 99.1

February 20, 2006

FROM:

World Health Alternatives, Inc.

777 Penn Center Blvd., Suite 111

Pittsburgh, PA 15235

Media Contact:

M. Benjamin Jones

(412) 829-7800

FOR IMMEDIATE RELEASE

WORLD HEALTH ALTERNATIVES, INC. FILES VOLUNTARY PETITION

IN BANKRUPTCY, ANNOUNCES SALE OF SUBSTANTIALLY ALL ASSETS

TO JACKSON HEALTHCARE STAFFING, LLC

PITTSBURGH, February 20, 2006 - World Health Alternatives, Inc. today announced it has filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, along with its subsidiaries World Health Staffing, Inc., a California corporation, World Health Staffing, Inc., a Delaware corporation, f/k/a MedTech Medical Staffing of Orlando, Inc., Better Solutions, Inc., JC Nationwide, Inc. f/k/a MedTech Staffing of Boca Raton, Inc. d/b/a JCNationwide, MedTech Medical Staffing of New England, Inc., and MedTech Franchising, Inc. The Company and its subsidiaries filed petitions today in the U.S. Bankruptcy Court for the District of Delaware in Wilmington, Delaware to facilitate a sale of the Company and its subsidiaries.

World Health also announced that it had entered into a “stalking horse” agreement for the sale of substantially all of its assets and the assets of its subsidiaries to Jackson Healthcare Staffing, LLC, an affiliate of Jackson Healthcare Solutions, LLC, for a purchase price of approximately $43 million in cash plus the assumption of certain liabilities, including liabilities to retained employees and staffing professionals. A motion has been filed with the Bankruptcy Court seeking approval of bidding procedures and the sale of assets.

In connection with the Chapter 11 filings, the Company also announced that it has secured an approximately $37 million debtor-in-possession (DIP) financing facility from CapitalSource Finance, LLC. The Company anticipates that the DIP financing, together with its ongoing revenue stream, will be sufficient to fund its operations, including payment of employee wages and benefits, during the sale process.

“After careful consideration we concluded that a sale of the Company through a Chapter 11 auction process will best maximize the return for all stakeholders of the Company and is the best way for the Company to continue providing the level of service its customers expect,” said Benjamin Jones, President and Restructuring Officer of the Company. The sale is expected to be consummated in six to eight weeks.

World Health Alternatives, Inc. (OTC BB: WHAI - News) is a premier human resource firm offering specialized healthcare personnel for staffing and consulting needs in the healthcare industry. The Company places its experienced personnel on a project, temporary, permanent, or temporary-to-permanent basis. The Company is headquartered in Pittsburgh, PA, and provides services throughout the United States. Additional information about World Health can be found at the Company’s website at www.whstaff.com. Additional information about Jackson Healthcare can be found at the following website: www.jacksonhealthcare.com.